Exhibit 99.1

RISK FACTORS

Our revenues from the sale of services to merchants that accept VISA cards and MasterCard cards are dependent upon our continued VISA and MasterCard certification and financial institution sponsorship.

In order to provide our transaction processing services, we must be designated a certified processor by, and be a member service provider of, MasterCard and an independent sales organization of VISA. These designations are dependent upon our being sponsored by member clearing banks of both organizations and our continuing adherence to the standards of the VISA and MasterCard associations. The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply. If we fail to comply with these standards, our designation as a certified processor, a member service provider or as an independent sales organization could be suspended or terminated. The termination of our member service provider status or our status as a certified processor, or any changes in the VISA and MasterCard rules that prevent our registration or otherwise limit our ability to provide transaction processing and marketing services for the VISA or MasterCard organizations would likely result in the loss of merchant customers and lead to a reduction in our revenues.

Loss of key Independent Sales Organizations or ISO’s could reduce our revenue growth.

Our ISO sales channel, which purchases and resells our end-to-end services to its own portfolio of merchant customers, is a strong contributor to our revenue growth. If an ISO switches to another transaction processor, we will no longer receive new merchant referrals from the ISO. In addition, we risk losing existing merchants that were originally enrolled by the ISO. Consequently, if a key ISO switches to another transaction processor, our revenues and earnings could be negatively affected.

With significant card processing operations in Canada and the Czech Republic and significant electronic money transfer operations from the U.S. to Latin America and from Spain, Belgium, and the United Kingdom to Latin America, the Philippines, and Morocco, we are exposed to foreign currency risks.

As a result of acquiring the assets of CIBC’s merchant acquiring business and National Bank of Canada’s merchant acquiring business, we have significant operations in Canada which are denominated in Canadian dollars. In addition, we have significant operations in the Czech Republic as a result of our acquisition of more than 98% of the outstanding equity interests of MUZO a.s. The repatriation of our earnings from Canada and the Czech Republic will subject us to the risk that currency exchange rates between Canada and the Czech Republic, respectively, and the United States will fluctuate, potentially resulting in a loss of some of our earnings when such earnings are exchanged into U.S. dollars.

We also have significant consumer money transfer operations that subject us to foreign currency exchange risks as our customers deposit funds in the local currencies of the originating countries where our branches and agents are located and we typically deliver funds denominated in the home country currencies to each of our settlement locations.

Some of our competitors are larger and have greater financial and operational resources than we do, which may give them an advantage in our market with respect to the pricing of our products and services offered to our customers and our ability to develop new technologies.

We operate in the electronic payments and money transfer markets. Our primary competitors in these markets include other independent processors and electronic money transmitters, as well as certain major national and regional banks, financial institutions and independent sales organizations. According to industry reports such as The Nilson Report, First Data Corporation and its affiliates is our largest competitor in both the electronic payments and money transfer markets. First Data and other companies who are larger than we are have greater financial and operational resources than we have. This may allow them to offer better pricing terms to customers in these markets, which could result in a loss of our potential or current customers or could force us to lower our prices as well. Either of these actions could have a significant effect on our revenues. In addition, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies, including Internet payment processing services that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and services offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we could demand for our offerings.

We are subject to the business cycles and credit risk of our merchant customers.

A recessionary economic environment could affect our merchants through a higher rate of bankruptcy filings, resulting in lower revenues and profits for us. Our merchants are liable for any charges properly reversed by the card issuer on behalf of the cardholder. In the event, however, that we are not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or any other reason, we may be liable for any such charges. Any risks associated with an unexpected recessionary economy that we could not mitigate may result in lower revenues and earnings for us.

In order to remain competitive and to continue to increase our revenues, we must continually update our products and services, a process which could result in increased research and development costs in excess of historical levels and the loss of revenues and customers if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments and consumer money transfer markets in which we compete include a wide range of products and services including electronic transaction payment processing, consumer money transfer, reporting on transactions and other customer support services. These markets are characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we are continually involved in a number of research and development projects including the development of a new front-end platform for electronic payments processing. These projects carry the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems. In the electronic payments and consumer money transfer markets, these risks are even more acute. Our markets are constantly experiencing rapid technological change. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. In addition, the products and services we deliver to the electronic payments and consumer money transfer markets are designed to process very complex transactions and deliver reports and other information on those transactions, all at very high volumes and processing speeds. Any performance issue that arises with a new product or service could result in significant processing or reporting errors. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.

Security breaches or system failures could harm our reputation and adversely affect future profits.

We collect personal consumer data, such as names, credit and debit account numbers, checking account numbers, and payment history records. We process that data, and deliver our products and services, by utilizing computer systems and telecommunications networks operated both by us and by third party service providers. Although plans and procedures are in place to protect this sensitive data and to prevent failure of, and to provide backup for, our systems, we cannot be certain that our measures will be successful. A security breach or other misuse of such data, or failures of key operating systems and their back-ups, could harm our reputation and deter customers from using our products and services, increase our operating expenses in order to correct the breaches or failures, expose us to unbudgeted or uninsured liability, increase our risk of regulatory scrutiny including the imposition of penalties and fines under state, federal and foreign laws, and adversely affect our continued VISA and MasterCard certification and financial institution sponsorship.

Reduced levels of consumer spending can adversely affect our revenues.

A significant portion of our revenue is derived from fees from processing consumer credit card and debit card transactions and consumer electronic money transfer transactions. Any recession or economic downturn in the U.S. or any other country where we do business could negatively impact consumer spending and adversely affect our revenues and earnings.

Changes in state, federal and foreign laws and regulations affecting the consumer electronic money transfer industry might make it more difficult for our customers to initiate money transfers, which would adversely affect our revenues.

If state, federal or foreign authorities adopt new legislation or impose new regulations that make it more difficult for our customers to initiate, or their beneficiaries to receive, electronic money transfers, then our revenues may be negatively affected.

Changes in immigration patterns can adversely affect our revenues from consumer electronic money transfers.

Our consumer electronic money transfer business primarily focuses on customers who immigrate to the United States from Latin American countries in order to find higher paying jobs and then send a portion of their earnings to family members in Latin America. However, our consumer electronic money transfer business also focuses on customers who immigrate to Belgium, the United Kingdom, and Spain from Latin American countries, Morocco and the Philippines. Any changes in governmental policies toward immigration may negatively affect the number of immigrants in Belgium, the United Kingdom, the United States, Spain and any new countries in which we expand our consumer money transfer service offering in the future, which may reduce our customer base and the corresponding revenues related thereto.

In order for us to continue to grow and increase our profitability, we must continue to expand our share of the existing electronic payments market and also expand into new markets.

Our future growth and profitability depend upon our continued expansion within the electronic payments markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction payment processing, including Internet payment systems, and our ability to penetrate these markets. As part of our strategy to achieve this expansion, we are continually looking for acquisition opportunities, investments, and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings, and distribution capabilities. We may not be able to successfully identify suitable acquisition, investment, and alliance candidates in the future, and if we do, they may not provide us with the benefits we anticipated. Once completed, investments and alliances may not realize the value that we expect.

Our expansion into new markets is also dependent upon our ability to apply our existing technology or to develop new applications to meet the particular service needs of each new payment services market. We may not have adequate financial and technological resources to develop products and distribution channels that will satisfy the demands of these new markets. If we fail to expand into new and existing electronic payments markets, we may not be able to continue to grow our revenues and earnings.

Canadian banking regulations may limit the types of businesses in which we can engage.

The Office of the Superintendent of Financial Institutions (Canada), or OSFI, has previously ruled that it considers the provision of our consumer electronic money transfer business, albeit conducted outside of Canada, to be a business that is to a significant extent the business of banking and that we are therefore a foreign bank as defined in the Bank Act (Canada). Following receipt of this OSFI ruling, we applied for and received an exemption order that exempts us from most of the foreign bank provisions of the Bank Act. As a result of receiving this exemption order, we do not believe that OSFI’s determination that we are a foreign bank under the Bank Act will affect, in any material way, our ability to carry on the merchant services business in Canada or to expand into other non-banking businesses. However, there is no assurance that subsequent amendments to the Bank Act would not adversely affect our ability to carry on our business in Canada.

Increases in credit card association fees may result in the loss of customers or a reduction in our profit margin.

From time to time, VISA and MasterCard increase the fees (interchange fees) that they charge processors such as us. We could attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases. If competitive practices prevent our passing along such increased fees to our merchant customers in the future, we may have to absorb all or a portion of such increases thereby increasing our operating costs and reducing our profit margin.

Utility and system interruptions or processing errors could adversely affect our operations.

In order to process transactions promptly, our computer equipment and network servers must be functional on a 24-hour basis, which requires access to telecommunications facilities and the availability of electricity. Furthermore, with respect to certain processing services, we are dependent on the systems and services of third party vendors. Telecommunications services and the electricity supply are susceptible to disruption. Computer system interruptions and other processing errors, whether involving our own systems or the systems operated by our third party vendors, may result from such disruption or from human error or other unrelated causes. Any extensive or long-term disruptions in our processing services could cause us to incur substantial additional expense and the loss of customers, which could have an adverse effect on our operations and financial condition.

Continued consolidation in the banking and retail industries could adversely affect our growth.

As banks continue to consolidate, our ability to successfully offer our services through indirect channels will depend in part on whether the institutions that survive are willing to outsource their credit and debit processing to third-party vendors and whether those institutions have pre-existing relationships with any of our competitors. Larger banks and larger merchants with greater transaction volumes may demand lower fees that could result in lower operating margins for us.

Loss of strategic industries could reduce revenues and earnings.

Although our merchant-acquiring portfolio is well diversified and neither one economic sector nor any customer concentration represents a significant portion of our business, a decrease in strategic industries could cause us to lose significant revenues and earnings. Unexpected and significant declines in particular industries may impact our business and result in decreases in revenues and profits.

If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

We are dependent upon the ability and experience of a number of our key personnel who have substantial experience with our operation, the rapidly changing transaction processing and money transfer industries, and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our key personnel would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage, and retain additional qualified management and technical personnel as we grow. We cannot guarantee that we will continue to attract or retain such personnel.

We may become subject to additional U.S., state or foreign taxes that cannot be passed through to our merchant services or money transfer customers, in which case our profitability could be adversely affected.

Payment processing companies like us may be subject to taxation by various jurisdictions on our net income or certain portions of our fees charged to customers for our services. Application of these taxes is an emerging issue in our industry and the taxing authorities have not yet all adopted uniform regulations on this topic. If we are required to pay such taxes and are not able to pass the tax expense through to our merchant customers, our costs will increase, reducing our net income.

Anti-takeover provisions of our articles of incorporation and by-laws, our rights agreement and provisions of Georgia law could delay or prevent a change of control that individual shareholders favor.

Provisions of our articles of incorporation and by-laws, our rights agreement and provisions of applicable Georgia law may discourage, delay, or prevent a merger or other change of control that shareholders may consider favorable. The provisions of our articles and by-laws, among other things,

•	divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

•	limit the right of shareholders to remove directors;

•	regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

•	authorize our board of directors to issue preferred shares in one or more series, without shareholder approval.

We may not be able or we may decide not to pay dividends at a level anticipated by shareholders on our common stock, which could reduce shareholder returns.

The payment of dividends is at the discretion of our board of directors and will be subject to our financial results, our working capital requirements, the availability of surplus funds to pay dividends and restrictions under our credit facility. No assurance can be given that we will be able to or will choose to pay any dividends in the foreseeable future.